Exhibit 5.1

[Letterhead of Latham & Watkins LLP]
June 29, 2004 Provide Commerce, Inc. 5005 Wateridge Vista Drive San Diego, CA 92121

Re:	Form S-1 Registration Statement
File No. 333-116213
2,278,172 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

In connection with the registration by Provide Commerce, Inc., a Delaware corporation (the “Company”), of 2,278,172 shares of common stock of the Company, par value $0.001 per share, under the Securities Act of 1933, as amended, on a Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 4, 2004 (File No. 333-116213), as amended by Amendment No. 1 filed on June 21, 2004 and Amendment No. 2 filed on June 29, 2004 (collectively, the “Registration Statement”), you have requested our opinion set forth below. Of the up to 2,278,182 shares of common stock of the Company to be offered under the Registration Statement, (i) 100,000 shares of common stock of the Company are to be offered by the Company (the “Company Shares”), (ii) up to 2,128,793 shares of common stock of the Company are to be offered by certain stockholders of the Company (the “Selling Stockholder Shares”) and (iii) up to 49,379 shares of common stock of the Company are to be offered following exercise of a warrant to be purchased from a warrantholder of the Company (the “Warrant Shares,” and collectively with the Company Shares and the Selling Shareholder Shares, the “Shares”).

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Company Shares, and the issuance of the Warrant Shares and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefore in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

June 29, 2004

We consent to your filing this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

LATHAM & WATKINS LLP